Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 1, 2012
(218) 628-2217

IKONICS REPORTS SECOND QUARTER RESULTS

DULUTH, MN—IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported sales of $4,547,000 in the second quarter of 2012, down slightly from the 2011 second quarter record sales of $4,587,000. For the quarter, earnings fell 21% to $243,000, or $0.12 per share, compared to $0.16 per share for the corresponding 2011 quarter.

IKONICS CEO, Bill Ulland stated, “Sales rebounded this quarter from the first quarter of 2012 to $4,547,000, our second-best quarter ever, and only 1% below our record second quarter in 2011.” Ulland continued, “The earnings decline, compared to last year, primarily reflects a lucrative, but non-repeating Micro-Machining contract we had in 2011. As our Micro-Machining business grows, it will be less influenced by any single customer, and we believe that much of our new business has the potential to yield long-term, repeat sales.”

Ulland added, “Sales and earnings are up substantially over the first quarter led by our domestic Chromaline business; there is reason to believe this upward trend will continue. We have recently introduced a new generation of DTX transfer films, engineered for high resolution printers. Market acceptance has been strong, and we are receiving orders for these products as well as for our digital prototyping offering.”

Ulland concluded, “We are also receiving increasing interest in our Micro-Machining technology. We have extended production hours to meet the demand for electronic and composite parts, as well as for samples and prototypes. Although not all this work is revenue generating, it does represent interest from major aerospace and electronics companies who recognize the value of our unique technology. We are increasing our manufacturing capacity to meet anticipated market demand.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, availability of equipment sold by the Company or for use with its products, raw materials costs, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth, as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three Months and Six Months Ended June 30, 2012 and 2011

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11
Net sales	$4,547,080	$4,587,432	$8,556,704	$8,240,531
Cost of goods sold	2,743,794	2,733,442	5,247,858	4,919,698

Gross profit	1,803,286	1,853,990	3,308,846	3,320,833
Operating expenses	1,438,636	1,405,183	3,040,547	2,848,735

Income from operations	364,650	448,807	268,299	472,098
Interest income	3,079	4,781	6,805	9,343

Income before income taxes	367,729	453,588	275,104	481,441
Income tax expense	124,646	144,042	94,427	134,553

Net income	$243,083	$309,546	$180,677	$346,888

Earnings per common share-diluted	$0.12	$0.16	$0.09	$0.17

Average shares outstanding-diluted	1,991,311	1,987,662	1,990,129	1,984,040

Condensed Balance Sheets

As of June 30, 2012 and December 31, 2011

	6/30/12		12/31/11
	(unaudited	)
Assets
Current assets	$8,535,161		$8,404,194
Property, plant and equipment, net	5,523,328		5,436,902
Intangible assets, net	296,057		326,362

	$14,354,546		$14,167,458

Liabilities and Stockholders’ Equity
Current liabilities	$824,064		$838,915
Deferred income taxes	338,000		338,000
Long term debt	—		—
Stockholders’ equity	13,192,482		12,990,543

	$14,354,546		$14,167,458

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30, 2012 and 2011

	6/30/12	6/30/11
Net cash used in operating activities	$(187,898)	$(83,848)
Net cash used in investing activities	(152,675)	(170,311)
Net cash provided by financing activities	11,250	66,131

Net decrease in cash	(329,323)	(188,028)
Cash at beginning of period	1,867,165	1,291,383

Cash at end of period	$1,537,842	$1,103,355